Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

February 27, 2017

United Rentals (North America), Inc.,
100 First Stamford Place
Stamford, Connecticut 06902.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $250,000,000 principal amount of 5.875% Senior Notes due 2026 (the “2026 Notes”) and $250,000,000 principal amount of 5.50% Senior Notes due 2027 (the “2027 Notes”, and together with the 2026 Notes, the “Securities”) of United Rentals (North America), Inc., a Delaware corporation (the “Company”), and the guarantees endorsed thereon (the “Guarantees”) of United Rentals, Inc., a Delaware corporation and parent of the Company (“Holdings”), and each of the Company’s subsidiaries listed on Annex A hereto (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (i) the Securities constitute valid and legally binding obligations of the Company and (ii) the Guarantees constitute valid and legally binding obligations of the Guarantors, subject in the case of clauses (i) and (ii) above, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act as in effect on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We have relied as to certain factual matters upon information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that each Indenture under which the Securities were issued has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities and the Guarantees endorsed thereon conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and the Guarantees and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities and the Guarantees, dated February 22, 2017.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP

ANNEX A

Subsidiary Guarantors

Subsidiary Guarantor	State of Incorporation or Organization

United Rentals (Delaware), Inc.	Delaware

United Rentals Financing Limited Partnership	Delaware

United Rentals Highway Technologies Gulf, LLC	Delaware

United Rentals Realty, LLC	Delaware